EXHIBIT NO. 10.1




October 20, 2000


Mr. Marc T. Giles
787 Prospect Avenue
Winnetka, Illinois  60093

Dear Marc:

I am very pleased to confirm the details of our offer to have you
join   Gerber  Scientific,  Inc.  as  President  of  our   Gerber
Technology subsidiary located in Tolland, Connecticut.   In  this
capacity you will be reporting directly to me.

After  thorough  conversations with  members  of  the  Management
Development and Compensation Committee of our Board of Directors, we are unanimous in feeling that you will be an excellent addition to our management team at Gerber.

Here are the details of our offer:

Base Salary
You will be paid a base salary of $275,000 per year. The salaries of our senior executives are reviewed every twelve months, and your next review will be in June of 2001. At the time of this review, we will take into consideration that it will have been less than twelve months since your hire and reserve the right to pro-rate any salary increase.

Bonus
You will be eligible participate in our Executive Annual Incentive Bonus Plan. Your bonus target will be 50% of your base salary, and under our Bonus Plan you have the opportunity to earn up to 100% of your base salary. For fiscal year 2001, we will guarantee your bonus to be no less than 25% of your base salary or $68,750. The Executive Bonus is ordinarily paid in mid-June. The bonus guarantee applies to fiscal year 2001 only.

Sign-On Award
You are entitled to a sign-on award of $100,000, to be paid in two installments: $50,000 within 30 days of hire and $50,000 on May 1, 2001.

Stock Options
On your first day of employment, you will be awarded options to purchase 50,000 shares of Gerber Scientific common stock. The option price will be the closing price of Gerber Stock on that day. These options vest as follows; one-third, one year from the date of grant, the second third two years from the date of grant and the remaining options three years from the date they are granted. You will continue to participate in Gerber's stock option program and it is expected you will receive future stock option grants, however, all stock option grants are at the discretion of the Management Development and Compensation Committee of the Board of Directors.

Restricted Stock
On  your  first  day  of employment, you will be  awarded  10,000 shares of Gerber Scientific Restricted Stock. These shares will vest three years from the date they are granted.

Temporary Living
Until you are able to relocate your family to the Hartford area next Spring, we will cover the cost of reasonable temporary accommodation. It is expected this accommodation will not cost more than $2,500 per month. We agreed to cover this cost until July 1, 2001 or until you relocate, whichever comes first. Gerber will also agree to cover the cost of one coach class round trip ticket from Hartford to Chicago every two weeks until you relocate. We will also cover the reasonable costs of transportation to and from the airport.

Rental Car
Until you are able to purchase a car, we will provide you with a rental car. We would expect to provide this rental car for no more than four weeks.

Relocation
The Company will pay for normal relocation of your primary residence to the Hartford area. Normal relocation includes covering the reasonable costs of selling your home in Illinois; including any realtor's fees or legal fees related to the closing(s), shipping of your household goods, purchasing a home in the Hartford area, flying your family to Hartford. We will also pay for two househunting trips for your spouse. All relocation expenses must be incurred no later than October 1, 2001. In addition, a relocation "settling-in" allowance amounting to one month's salary (approximately $22,917) will be paid to you within thirty days of your hire date.

Company Car
A  Company car and related operating expenses will be provided or
you  may  choose  to receive a car allowance paid  weekly.   Some
information about the Gerber Scientific Company Car Policy is attached.

Employee Benefits
You will be eligible to participate in Gerber's comprehensive employee benefits including medical and dental, insurance, and pension. I've attached a summary of some of these benefits.

Deferred Compensation
As a highly compensation employee, you will be eligible to participate in our Deferred Compensation program. A description of that program is attached.

Vacation
As a member of the executive staff you will receive three weeks vacation annually, effective with your start date.

Severance and Change in Control
You will be named a Senior Vice President of Gerber Scientific, Inc. at our November 29th Board Meeting, and as such, will be entitled to Change-in-Control and severance benefits. I have attached a copy of our Severance Policy and a sample Change in Control agreement. Please call Becket McNab if you have any questions about either of these policies.

Drug Testing
Gerber  Scientific has a mandatory drug-testing program  for  all
employees.   Becket McNab will help you arrange for this  testing
prior to your start date.

Development Plan
As discussed, I have indicated that we will be asking you to participate in a psychological profile interview to be used for future developmental planning. This can be scheduled before or shortly after your start date and is not a condition of employment.


Gerber Scientific, Inc. offers you this position on the basis of your business and technical skills that you have demonstrated to us. We expect you to honor any and all obligations regarding proprietary and confidential information which you may have obtained from any former employers just as we expect that you will refrain from disclosing to third parties any confidential and proprietary information you may learn while employed by Gerber. It is the individual responsibility of all Gerber employees to fully comply with and honor all of their obligations regarding information of confidential or proprietary nature.

On your starting date, please bring with you documents that substantiate your identity and eligibility for employment in this country (i.e., Social Security card, birth certificate, driver's license, or a valid passport). This is a requirement of the Immigration and Control Act.

Marc, I am delighted to extend to you this offer and am excited about introducing you to the entire Gerber team.

Warm regards,



Michael J. Cheshire
Chairman and Chief Executive Officer

Attachments


Please indicate your acceptance of the terms and conditions of this offer by signing below:




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Marc Giles                              Date